Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135118 of General Growth Properties, Inc. on Form S-8 of our report dated June 30, 2015 appearing in this Annual Report on Form 11-K of the General Growth 401(k) Savings Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Plante & Moran, PLLC

Chicago, Illinois
June 30, 2015